Exhibit 23-c

CONSENT OF COUNSEL

We hereby consent to the reference to this firm and to the inclusion of the summary of our opinion under the caption “Tax Consequences” in the Prospectus related to this Registration Statement on Form S-8 filed by Rockwell Automation, Inc.

/s/ Norton Rose Fulbright US LLP

Norton Rose Fulbright US LLP 1301 Avenue of the Americas
New York, New York 10019
February 5, 2020